EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JANUARY 21, 2022

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2021

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the fourth quarter of 2021 of $5.3 million, or $0.58 per share, compared to $5.2 million, or $0.57 per share, earned in the fourth quarter of 2020. The increase in earnings is primarily the result of decrease in provision for loan losses due to less economic uncertainty than in 2020 and a reduction in interest expense due to declines in market interest rates, partially offset by fewer Paycheck Protection Program (“PPP”) fees recognized into income compared to the same period 2020.

For the year ended December 31, 2021, net income for the Company totaled $23.9 million, or $2.62 per share, compared to $18.9 million, or $2.06 per share, earned in the same period of 2020. The increase in earnings is primarily the result of a decrease in provision for loan losses due to a significantly higher level of provision in 2020 as a result of uncertainties associated with the economic slow-down created by the COVID-19 pandemic and a reduction in interest expense due to declines in market interest rates.

INCOME STATEMENT HIGHLIGHTS:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net income (in thousands)	$5,297	$5,196	$23,913	$18,850
Earnings per share - basic and diluted	$0.58	$0.57	$2.62	$2.06
Return on average assets	0.99%	1.06%	1.15%	1.01%
Return on average equity	10.19%	10.06%	11.43%	9.48%
Efficiency ratio	57.30%	54.48%	55.04%	55.84%
Net interest margin	2.65%	3.03%	2.83%	3.13%

COMPANY STOCK HIGHLIGHTS

As of or for the three months ended
December 31,
Company Stock (ATLO)	2021

Closing price	$24.49
Price range	$23.15 - 25.28
Book value per common share	$22.85
Cash dividend paid	$0.26
Dividend yield	4.25%

BALANCE SHEET HIGHLIGHTS

	December 31,
(Dollars in thousands)	2021	2020

Assets	$2,137,041	$1,975,648
Loans	$1,144,108	$1,129,505
Deposits	$1,878,019	$1,716,446
Stockholders' equity	$207,778	$209,487
Equity capital ratio	9.72%	10.60%

Fourth Quarter 2021 Results:

Fourth quarter 2021 loan interest income was $1.3 million lower than fourth quarter 2020. The decrease is primarily due to a reduction in interest rates and less income recognized from PPP fees. Fees recognized from PPP loans during the fourth quarter of 2021 were $458 thousand as compared to $1.1 million of fees during the fourth quarter of 2020. Deposit interest expense declined $623 thousand during this same period, primarily due to market rate declines offset in part by increases in deposit balances. Fourth quarter 2021 net interest income totaled $13.5 million, a decrease of $448 thousand, or 3%, compared to the same quarter a year ago. The Company’s net interest margin was 2.65% for the quarter ended December 31, 2021 as compared to 3.03% for the quarter ended December 31, 2020, as growth in deposits was reinvested in loans and investments at lower market interest rates.

A credit for loan losses of ($217) thousand was recognized in the fourth quarter of 2021 as compared to a provision for loan losses of $1.3 million in the fourth quarter of 2020. Net loan recoveries totaled $8 thousand for the quarter ended December 31, 2021 compared to net loan recoveries of $26 thousand for the quarter ended December 31, 2020. The credit for loan losses in the fourth quarter of 2021 was primarily due to improving economic conditions. The provision for loan losses in the fourth quarter of 2020 was primarily due to a specific reserve placed on one hospitality loan in the commercial real estate portfolio.

As the economic conditions due to the COVID-19 pandemic continue to evolve, the Company’s hospitality and fitness center loans have been more significantly impacted. As of December 31, 2021, approximately 5.5% of our loan portfolio is associated with these industries. Government guaranteed loans originated under the PPP of approximately $6.0 million are outstanding as of December 31, 2021. As of December 31, 2021, the Company has $214 thousand of unrecognized net PPP loan fees that are amortizing to interest income over the remaining life of the PPP loans. The federal government has provided numerous other programs to lessen the effects of COVID-19 on the economy and, in turn, our loan portfolio.

Noninterest income for the fourth quarter of 2021 totaled $2.7 million as compared to $2.8 million in the fourth quarter of 2020, a decrease of 2%. The decrease in noninterest income was primarily due to a decrease in gains on sale of residential loans held for sale as refinancing has slowed and was partially offset by an increase in wealth management income.

Noninterest expense for the fourth quarter of 2021 totaled $9.3 million compared to $9.1 million recorded in the fourth quarter of 2020, an increase of 2%. The increase is primarily due to an increase in business development expenses as the Company increased contributions to our communities. The efficiency ratio was 57.3% for the fourth quarter of 2021 as compared to 54.5% in the fourth quarter of 2020.

Income tax expense for the fourth quarter of 2021 totaled $1.9 million compared to $1.2 million recorded in the fourth quarter of 2020. The effective tax rate was 26% and 18% for the quarters ended December 31, 2021 and 2020, respectively. The increase in the effective tax rate was due to a deferred tax valuation allowance established in the fourth quarter of 2021 on a state tax net operating loss at the holding company.

Year 2021 results:

For the year ended December 31, 2021 loan interest income was $2.6 million lower than the year ended 2020. The decrease is primarily due to a reduction in interest rates, offset in part by an increase in interest income due to $4.3 million of fees recognized from PPP loans during the year ended December 31, 2021 as compared to $2.3 million of fees recognized in 2020. Deposit interest expense decreased $3.5 million, primarily due to market interest rate decreases, offset in part by an increase in the average balance of interest-bearing deposits. The net interest income for the year ended December 31, 2021 totaled $56.0 million, an increase of $1.2 million, or 2%, compared to the same period a year ago. The Company’s net interest margin was 2.83% for the year ended December 31, 2021 as compared to 3.13% for the year ended December 31, 2020, as growth in deposits was reinvested in loans and investments at lower market interest rates.

A credit for loan losses of ($757) thousand was recognized in the year ended December 31, 2021 as compared to a provision for loan losses of $5.7 million for the year ended December 31, 2020. Net loan recoveries totaled $163 thousand for the year ended December 31, 2021 compared to net loan charge offs of $1.1 million for the year ended December 31, 2020. The credit for loan losses in 2021 was primarily due to loan recoveries, a reduction in specific reserves, and improving economic conditions. The provision for loan losses in 2020 was primarily due to uncertainties associated with the economic slow-down created by the COVID-19 pandemic and a specific reserve placed on one hospitality loan in the commercial real estate portfolio.

Noninterest income for the year ended December 31, 2021 totaled $10.5 million compared to $10.6 million for the year ended December 31, 2020. The decrease in noninterest income was primarily due to a decrease in gains on sale of residential loans held for sale as refinancing has slowed, fewer security gains, and was partially offset by an increase in wealth management income.

Noninterest expense for the year ended December 31, 2021 and 2020 totaled $36.6 million for both periods. Salaries and employee benefits decreased primarily due to a reduction in the number of employees and increased deferred loan costs associated with PPP loan volume, offset in part by normal increases in salaries and other benefits, including health insurance. FDIC insurance assessments, data processing, and business development costs were higher for the year ended December 31, 2021 compared to the prior year. The efficiency ratio was 55.0% and 55.8% for the year ended December 31, 2021 and 2020, respectively.

Income tax expense for the year ended December 31, 2021 and 2020 totaled $6.8 million and $4.4 million, respectively. The effective tax rate was 22% and 19% for the year ended December 31, 2021 and 2020, respectively.

Balance Sheet Review:

As of December 31, 2021, total assets were $2.1 billion, an increase of $161 million, as compared to December 31, 2020. This increase in assets is primarily due to investment securities which was funded by growth in our deposits due in part to federal government stimulus programs and a lack of other desirable fixed income alternatives for our customers.

Securities available-for-sale as of December 31, 2021 increased to $831 million from $597 million as of December 31, 2020. The increase in securities available-for-sale is primarily due to purchases of U.S. treasuries and municipals as deposit growth was deployed.

Net loans as of December 31, 2021 increased slightly to $1.14 billion, as compared to $1.13 billion as of December 31, 2020. The increase was primarily due to increases in the 1-4 family and commercial real estate loan portfolios, offset in part by a reduction in PPP loans. PPP loans totaled $6.0 million and $50.9 million as of December 31, 2021 and 2020, respectively. Impaired loans were $12.3 million and $15.3 million as of December 31, 2021 and 2020, respectively. Loans classified as substandard were $36.9 million and $40.2 million as of December 31, 2021 and 2020, respectively. Loans classified as watch and special mention totaled $165.3 million and $196.5 million as of December 31, 2021 and 2020, respectively. The allowance for loan losses on December 31, 2021 totaled $16.6 million, or 1.43% of gross loans, compared to $17.2 million, or 1.50% of gross loans, as of December 31, 2020. The decrease in the allowance for loan losses is mainly due to a decrease in specific reserves. PPP loans are government guaranteed and their impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are possible if the effects of the COVID-19 pandemic negatively impact our loan portfolio.

Deposits totaled $1.88 billion as of December 31, 2021, an increase of 9%, compared to $1.72 billion recorded as of December 31, 2020. The growth in deposits is primarily due to increases in core deposits, including retail and to a lesser extent commercial funds. Balances fluctuate as customer’s liquidity needs vary and could be impacted by additional government stimulus or distressed economic conditions.

The Company’s stockholders’ equity represented 9.7% of total assets as of December 31, 2021. Total stockholders’ equity was $207.8 million as of December 31, 2021, compared to $209.5 million as of December 31, 2020. The decrease in stockholders’ equity was primarily the result of a reduction in unrealized gains on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Share Repurchase Program

For the period October 1, 2021 through December 31, 2021, under the prior repurchase program that was announced in April 2021, which allowed for the repurchase of up to 100,000 shares of common stock, the Company repurchased 5,977 shares of its common stock at an average price of $23.26 per share and a total cost of $139 thousand. The share repurchase program announced in April expired in November 2021 and the Company subsequently entered into a new agreement to repurchase up to 100,000 shares of common stock. All shares remain available to be repurchased under that program.

Cash Dividend Announcement

On November 10, 2021, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2022 to stockholders of record as of February 1, 2022, equal to $0.26 per share. Dividends in the future may be reduced or eliminated if the COVID-19 pandemic has an adverse effect on net income or the affiliate banks’ capital ratios are negatively affected from balance sheet growth related to additional government stimulus programs.

Forecasted Earnings

The Company is forecasting earnings for the year ending December 31, 2022 in the range of $2.10 to $2.20 per share compared to $2.62 per share earned for the year ended December 31, 2021.  The decrease in forecasted earnings from the 2021 actual results was primarily due to lower PPP fees and to a lesser extent higher noninterest expense.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 pandemic on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)	(audited)

	December 31,	December 31,
ASSETS	2021	2020

Cash and due from banks	$19,590	$24,819
Interest-bearing deposits in financial institutions and federal funds sold	86,461	166,704
Securities available-for-sale	831,003	596,999
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,422	3,148
Loans receivable, net	1,144,108	1,129,505
Loans held for sale	-	1,621
Bank premises and equipment, net	17,512	17,340
Accrued income receivable	10,124	11,143
Bank-owned life insurance	2,985	2,916
Deferred income taxes, net	1,922	-
Other intangible assets, net	2,505	3,133
Goodwill	12,424	12,424
Other assets	4,985	5,896

Total assets	$2,137,041	$1,975,648

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$411,585	$349,500
Interest-bearing checking	575,997	528,796
Savings and money market	674,975	581,224
Time, $250 and over	40,793	60,019
Other time	174,669	196,907
Total deposits	1,878,019	1,716,446

Securities sold under agreements to repurchase	39,851	37,293
FHLB advances	3,000	3,000
Dividends payable	2,364	-
Deferred income taxes, net	-	1,731
Accrued expenses and other liabilities	6,029	7,691
Total liabilities	1,929,263	1,766,161

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,092,167 (unaudited) and 9,122,747 shares as of December 31, 2021 and 2020, respectively.	18,184	18,245
Additional paid-in capital	16,353	17,002
Retained earnings	170,377	158,217
Accumulated other comprehensive income	2,864	16,023
Total stockholders' equity	207,778	209,487

Total liabilities and stockholders' equity	$2,137,041	$1,975,648

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data)

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Interest and dividend income:
Loans, including fees	$11,188	$12,448	$47,829	$50,470
Securities
Taxable	2,404	2,039	8,861	7,764
Tax-exempt	703	872	3,095	3,628
Other interest and dividend income	182	191	697	1,079

Total interest and dividend income	14,477	15,550	60,482	62,941

Interest expense:
Deposits	931	1,554	4,342	7,821
Other borrowed funds	37	39	143	277

Total interest expense	968	1,593	4,485	8,098

Net interest income	13,509	13,957	55,997	54,843

Provision (credit) for loan losses	(217)	1,257	(757)	5,681

Net interest income after provision (credit) for loan losses	13,726	12,700	56,754	49,162

Noninterest income:
Wealth management income	1,224	1,040	4,448	3,848
Service fees	409	396	1,474	1,523
Securities gains, net	-	-	24	430
Gain on sale of loans held for sale	360	626	1,673	2,112
Merchant and card fees	511	476	2,019	1,772
Other noninterest income	218	227	899	935

Total noninterest income	2,722	2,765	10,537	10,620

Noninterest expense:
Salaries and employee benefits	5,515	5,441	22,281	22,869
Data processing	1,560	1,445	5,549	5,182
Occupancy expenses, net	665	652	2,664	2,668
FDIC insurance assessments	137	127	578	313
Professional fees	356	388	1,663	1,537
Business development	630	329	1,465	1,082
Intangible asset amortization	149	176	628	826
New markets tax credit projects amortization	160	203	639	639
Other operating expenses, net	129	349	1,151	1,435

Total noninterest expense	9,301	9,110	36,618	36,551

Income before income taxes	7,147	6,355	30,673	23,231

Income tax expense	1,850	1,159	6,760	4,381

Net income	$5,297	$5,196	$23,913	$18,850

Basic and diluted earnings per share	$0.58	$0.57	$2.62	$2.06

Declared dividends per share	$0.26	$0.25	$1.29	$0.75